RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806

Pricing Supplement Dated August 26, 2011 to the Product Prospectus Supplement ERN-ETF-1 Dated February 16, 2011, Prospectus Dated January 28, 2011, and Prospectus Supplement Dated January 28, 2011	$1,500,000 Bullish Buffered Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012 Royal Bank of Canada

Royal Bank of Canada is offering the Bullish Buffered Return Notes (the “Notes”) linked to the performance of a basket of five ETFs (the “Basket”) comprised of the SPDR® S&P 500® Trust, which constitutes one third of the Basket, and  the SPDR® S&P Midcap 400® ETF Trust, the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Market Index Fund, and the SPDR® Gold Trust, each of which constitutes one sixth of the Basket.

The CUSIP number for the Notes is 78008TRR7. The Notes provide a one-for-one positive return if the level of the Reference Asset increases from the Initial Level to the Final Level, subject to the Maximum Redemption Amount of 117% of the principal amount of the Notes. The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes for any percentage decrease in the level of the Basket of more than 10% from the Pricing Date to, and including, the Valuation Date. Any payments on the Notes are subject to our credit risk.

Issue Date: August 31, 2011

Maturity Date: July 31, 2012

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011, and “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated February 16, 2011.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Price to public	100.00%	$1,500,000

Underwriting discounts and commissions	0.00%	$ -

Proceeds to Royal Bank of Canada	100.00%	$1,500,000

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, did not receive a commission in connection with the sale of the Notes. The price of the Notes included a profit of $5.00 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes.

 We may use this pricing supplement in the initial sale of the Notes.  In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

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Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC

Reference Asset:	The Notes are linked to the value of a basket of five exchange traded funds (each, a “Basket Component,” collectively, the “Basket Components”).

Basket Component	Bloomberg Ticker	Component Weight	Initial Level

SPDR® S&P 500® Trust (the “SPY”)	SPY	33.3332%	118.04

SPDR® Gold Trust (the “GLD”)	GLD	16.6667%	151.90

SPDR® S&P Midcap 400® ETF Trust (the “MDY”)	MDY	16.6667%	51.69

iShares® MSCI EAFE Index Fund (the “EFA”)	EFA	16.6667%	40.52

iShares® MSCI Emerging Market Fund (the “EEM”)	EEM	16.6667%	177.49

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	August 26, 2011

Issue Date:	August 31, 2011

CUSIP:	78008TRR7

Valuation Date:	July 26, 2012

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:

1.     Principal Amount + (Principal Amount x Percentage Change); and
2.     Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and -10%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is negative, by more than the Buffer Percentage (that is, the Percentage Change is between -10.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Changes for the Basket Components. The Weighted Component Change for each Basket Component will be determined as follows:

Component Weight x	Final Level – Initial Level Initial Level

Final Level:	The closing price per share of a Basket Component on the Valuation Date.

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Maximum Redemption Amount:	117% multiplied by the principal amount

Buffer Percentage:	10%

Maturity Date:	July 31, 2012, subject to extension for market and other disruptions, as described in the product prospectus supplement.

Term:	Eleven (11) months

Principal at Risk:
The Notes are NOT principal protected.  You may lose a substantial portion of your principal amount at maturity if there is a percentage decrease in the closing level of both of the Basket Components of more than 10% from the Pricing Date to the Valuation Date.

Calculation Agent:	RBC Capital Markets, LLC

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated February 16, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated February 16, 2011, as modified by this pricing supplement.

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Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, and the product prospectus supplement dated February 16, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated February 16, 2011, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement ERN-ETF-1 dated February 16, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000547/c210112424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

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HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Final Level of any Basket Component. All examples are based upon the Buffer Percentage of 10%, the Maximum Redemption Amount of 117% of the principal amount, and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + ($1,000 x 5%) = $1,000 + $50 = $1,050

	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,050, a 5% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	47%

	Payment at Maturity:	$1,000 + ($1,000 x 47%) = $1,000 + $470 = $1,470 however, the Maximum Redemption Amount is $1,117.00

	On a $1,000 investment, a 47% Percentage Change results in a Payment at Maturity of $1,117.00, a 117% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

	Percentage Change:	-8%

	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.

	On a $1,000 investment, a -8% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).

	Percentage Change:	-20%

	Payment at Maturity:	$1,000 + [$1,000 x (-20% + 10%)] = $1,000 - $100 = $900

	On a $1,000 investment, a -20% Percentage Change results in a Payment at Maturity of $900, a -10% return on the Notes.

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INFORMATION REGARDING THE BASKET COMPONENTS

We have derived the following information from publicly available documents published by PDR Services, LLC (“PDR”), SPDR® Gold Trust, and iShares. We are not affiliated with any of the Basket Components and each Basket Component will have no obligations with respect to the Notes. This pricing supplement relates only to the Notes and does not relate to any of the shares of any Basket Component or to the securities or other assets held by any Basket Component. Neither we nor RBC Capital Markets, LLC participates in the preparation of the publicly available documents described below. Neither we nor RBC Capital Markets, LLC has made any due diligence inquiry with respect to any Basket Component in connection with the offering of each of the Notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of any Basket Component have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Basket Component could affect the value of the shares of that Reference Asset on the Valuation Date and therefore could affect the Payment at Maturity.

The SPY and the MDY

Information provided to or filed with the SEC by the SPY and the MDY under the Securities Exchange Act of 1934 can be located by reference to their Central Index Keys, or CIKs, 936958 and 884394, respectively, through the SEC’s website at http://www.sec.gov. Additional information about PDR and the SPY and the MDY may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR website at http://www.spdrs.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the SPDR’s website is not incorporated by reference in, and should not be considered a part of, this terms supplement.

The SPY and the MDY seek to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index and the S&P MidCap 400 Index (the “S&P Indices”), respectively. To maintain the correspondence between the composition and weightings of stocks held by the SPY and the MDY and component stocks of the applicable underlying index, the SPY and the MDY adjust their holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.

All disclosures contained in this pricing supplement regarding the S&P Indices, including, without limitation, their make up, methods of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”). S&P, which owns the copyright and all other rights to the S&P Indices, has no obligation to continue to publish, and may discontinue publication of, the S&P Indices.  Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance or publication of the S&P Indices, or any successor index.

The SPY and the MDY utilize a “passive” or “indexing” investment approach in attempting to track the performance of the applicable underlying index, and will invest in all of the securities which comprise the applicable underlying index.

The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of August 26, 2011, 403 companies included in the S&P 500® Index traded on the New York Stock Exchange, and 97 companies included in the S&P 500® Index traded on The NASDAQ Stock Market. On August 26, 2011, the average market capitalization of the companies included in the S&P 500® Index was $21.49 billion. As of that date, the largest component of the S&P 500® Index had a market capitalization of $357.83 billion, and the smallest component of the Index had a market capitalization of $0.95 billion.

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of August 26, 2011 indicated below: Consumer Discretionary (10.65%); Consumer Staples (11.49%); Energy (12.36%); Financials (14.09%); Health Care (11.84%); Industrials (10.41%); Information Technology (18.74%); Materials (3.54%); Telecommunication Services (3.17%); and Utilities (3.71%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

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S&P calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the S&P 500® Index constituent stocks and received the dividends paid on those stocks.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

The S&P MidCap 400 Index

The S&P MidCap 400 Index is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies and represents approximately 7% of the U.S. equities markets. The S&P MidCap 400 Index tracks the stock price movement of 400 companies with mid-sized market capitalizations, ranging from less than US$0.5 billion to over US$12.00 billion. The calculation of the level of the S&P MidCap 400 Index is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991.

S&P chooses companies for inclusion in the S&P MidCap 400 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equity market. Relevant criteria employed by S&P include U.S. company status, a market capitalization range between $210 million and $7.06 billion, financial viability, adequate liquidity, and a public float of at least 50%, sector representation, and status as an operating company. Ten main groups of companies comprise the S&P MidCap 400 Index, with the approximate percentage of the market capitalization of the S&P MidCap 400 Index included in each group as of August 26, 2011 indicated in parentheses: Financials (19.16%); Information Technology (15.11%); Industrials (14.52%); Consumer Discretionary (13.95%); Health Care (11.25%); Materials (7.21%); Energy (7.20%); Utilities (6.20%) Consumer Staples (4.91%); and Telecommunication Services (0.48%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P MidCap 400 Index to achieve the objectives stated above.

The S&P MidCap 400 Index is calculated using a base-weighted aggregate methodology. The level of the S&P MidCap 400 Index reflects the total market value of all 400 component stocks relative to the base date of June 28, 1991. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time.

The actual total market value of the component stocks on the base date of June 28, 1991 has been set to an indexed level of 100. This is often indicated by the notation June 28, 1991=100. In practice, the daily calculation of the S&P MidCap 400 Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap 400 Index, it serves as a link to the original base period level of the S&P MidCap 400 Index. The index divisor keeps the S&P MidCap 400 Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap 400 Index, which is index maintenance.

Computation of the S&P Indices

While S&P currently employs the following methodology to calculate the S&P Indices, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the S&P Indices were calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P Indices halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P Indices to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P Indices did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P Indices.

Under float adjustment, the share counts used in calculating the S&P Indices reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

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•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the calculation of the S&P Indices. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the S&P Indices, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the applicable index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P Indices, and do not require index divisor adjustments.

To prevent the level of the S&P Indices from changing due to corporate actions, corporate actions which affect the total market value of the S&P Indices require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P Indices remains constant and does not reflect the corporate actions of individual companies in the S&P Indices. Index divisor adjustments are made after the close of trading and after the calculation of the S&P Indices closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the S&P Indices are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

The GLD

The GLD is an investment trust that issues SPDR® Gold Shares, or “shares”, which represent units of fractional undivided beneficial interest in and ownership of the GLD. The GLD was formed on November 12, 2004 under New York law under a trust indenture. World Gold Trust Services, LLC is the sponsor of the GLD. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the GLD, and HSBC Bank USA, N.A. is the custodian of the GLD.

The GLD holds gold bars and from time to time issues one or more blocks of 100,000 shares, or “baskets,” in exchange for deposits of gold and distributes gold in connection with redemptions of baskets. The investment objective of the GLD is for its shares to reflect the performance of the price of gold bullion, before the expenses of the GLD’s operations. The expenses of the GLD are accrued daily and reflected in the net asset value of the GLD.  World Gold Trust Services, LLC as the sponsor and State Street Global Markets, LLC as the marketing agent have agreed to reduce the fees payable to them from the assets of the GLD to the extent required so that the estimated ordinary expenses of the GLD do not exceed an amount equal to 0.40% per annum of the daily net asset value during the period ending seven years from the date of the Trust Indenture, November 12, 2004, or upon the earlier termination of the marketing agent agreement.

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The GLD’s gold is valued on the basis of each business day’s announced gold spot price, the price of an ounce of gold set by five market making members of the LBMA at approximately 3:00 P.M., London time on each business day. The net asset value of the Underlying Asset is equal to the value of gold owned by the Underlying Asset and other assets, minus all accrued expenses and liabilities.

Information provided to or filed with the SEC by the Underlying Asset under the Securities Exchange Act of 1934 can be located at the SEC’s facilities or through the SEC’s website at www.sec.gov by reference to SEC CIK number 1222333. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The shares of the Underlying Asset trade on the NYSE Arca under the symbol “GLD.”

The EFA and the EEM

iShares consists of numerous separate investment portfolios, including the EFA and the EEM. The EFA and EEM seek investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index, and the MSCI Emerging Markets Index, respectively. These Basket Components typically earn income dividends from securities included in their underlying indices.  These amounts, net of expenses and taxes (if applicable), are passed along to that Basket Component’s shareholders as “ordinary income.” In addition, the EFA and the EEM realize capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your Notes are linked only to the share prices of the Basket Components, you will not be entitled to receive income, dividend, or capital gain distributions from the EFA or EEM, or any equivalent payments.

Information provided to or filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 as to the EFA and the EEM can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 033-97598 and 811-09102, respectively.  We make no representation or warranty as to the accuracy or completeness of the information or reports.

The shares of the iShares® MSCI EAFE Index Fund trade on NYSE Arca under the symbol “EFA,” and the shares of the iShares® MSCI Emerging Markets Index Fund trade on NYSE Arca under the symbol “EEM”.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”).  BGI has licensed certain trademarks and trade names of BGI for our use. The Notes are not sponsored, endorsed, sold, or promoted by BGI, its affiliate, BGFA, or by the iShares® Funds. Neither BGI, BGFA, nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BGI, BGFA, nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.

The disclosures contained in this pricing supplement regarding the MSCI EAFE Index and the MSCI Emerging Markets Index including, without limitation, their make up, method of calculation, and changes in their components, have been derived from publicly available sources, including Bloomberg Financial Markets. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

The MSCI EAFE Index

The MSCI EAFE Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MSCI EAFE Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index currently consists of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.

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Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

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Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the MSCI Brazil Index.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

HISTORICAL INFORMATION

The graphs below set forth the information relating to the historical performance of each Basket Component. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of each Basket Component. The information provided in this table is for the four calendar quarters of 2008, 2009, and 2010, the first two quarters of 2011, as well as for the period from July 1, 2011 through August 26, 2011.

We obtained the information in the charts below from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Basket Components should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of any of the Basket Components. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2008	3/31/2008	146.99	126.00	131.89
4/1/2008	6/30/2008	144.30	127.04	128.04
7/1/2008	9/30/2008	131.50	110.97	116.54
10/1/2008	12/31/2008	116.69	74.35	90.33

1/1/2009	3/31/2009	94.45	67.10	79.44
4/1/2009	6/30/2009	96.11	78.33	91.92
7/1/2009	9/30/2009	108.06	87.01	105.56
10/1/2009	12/31/2009	113.03	101.99	111.44

1/1/2010	3/31/2010	118.10	104.58	116.99
4/1/2010	6/30/2010	122.12	102.88	103.22
7/1/2010	9/30/2010	115.79	101.13	114.12
10/1/2010	12/31/2010	126.20	106.46	125.78

1/1/2011	3/31/2011	134.69	125.28	132.51
4/1/2011	6/30/2011	137.17	126.19	131.97
7/1/2011	8/26/2011	135.70	110.27	118.04

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2008	3/31/2008	100.34	83.44	90.38
4/1/2008	6/30/2008	93.70	83.57	91.40
7/1/2008	9/30/2008	97.50	72.51	85.07
10/1/2008	12/31/2008	90.83	68.81	86.55

1/1/2009	3/31/2009	98.97	78.87	90.28
4/1/2009	6/30/2009	96.96	84.92	91.18
7/1/2009	9/30/2009	100.08	88.83	98.85
10/1/2009	12/31/2009	119.54	97.74	107.31

1/1/2010	3/31/2010	113.58	102.29	108.95
4/1/2010	6/30/2010	123.56	109.92	121.68
7/1/2010	9/30/2010	128.28	113.09	127.91
10/1/2010	12/31/2010	139.54	128.23	138.72

1/1/2011	3/31/2011	141.28	127.80	139.82
4/1/2011	6/30/2011	153.61	137.72	145.98
7/1/2011	8/26/2011	184.82	143.98	177.49

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2008	3/31/2008	156.07	131.35	141.27
4/1/2008	6/30/2008	163.31	142.73	148.76
7/1/2008	9/30/2008	151.09	125.79	131.83
10/1/2008	12/31/2008	131.22	74.07	97.18

1/1/2009	3/31/2009	102.46	72.55	88.65
4/1/2009	6/30/2009	110.17	86.52	105.31
7/1/2009	9/30/2009	130.73	97.92	125.28
10/1/2009	12/31/2009	134.83	118.38	131.76

1/1/2010	3/31/2010	145.35	123.76	143.16
4/1/2010	6/30/2010	154.78	125.00	129.16
7/1/2010	9/30/2010	147.49	125.60	145.59
10/1/2010	12/31/2010	166.35	143.58	164.68

1/1/2011	3/31/2011	179.66	163.43	179.55
4/1/2011	6/30/2011	184.97	167.77	177.40
7/1/2011	8/26/2011	183.97	139.82	151.90

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2008	3/31/2008	79.22	65.63	71.90
4/1/2008	6/30/2008	78.76	68.06	68.70
7/1/2008	9/30/2008	68.39	52.36	56.30
10/1/2008	12/31/2008	56.42	35.53	44.87

1/1/2009	3/31/2009	45.61	31.56	37.59
4/1/2009	6/30/2009	49.18	37.28	45.81
7/1/2009	9/30/2009	56.31	43.49	54.70
10/1/2009	12/31/2009	57.66	52.42	55.30

1/1/2010	3/31/2010	58.00	49.94	56.00
4/1/2010	6/30/2010	58.08	45.86	46.51
7/1/2010	9/30/2010	55.81	46.45	54.92
10/1/2010	12/31/2010	59.50	53.85	58.23

1/1/2011	3/31/2011	61.98	54.69	60.09
4/1/2011	6/30/2011	64.35	56.71	60.14
7/1/2011	8/26/2011	60.86	49.64	51.69

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2008	3/31/2008	50.75	40.68	44.79
4/1/2008	6/30/2008	52.48	44.43	45.19
7/1/2008	9/30/2008	44.76	30.88	34.53
10/1/2008	12/31/2008	34.29	18.22	24.97

1/1/2009	3/31/2009	27.28	19.87	24.81
4/1/2009	6/30/2009	34.88	24.72	32.23
7/1/2009	9/30/2009	39.51	30.25	38.91
10/1/2009	12/31/2009	42.52	37.30	41.50

1/1/2010	3/31/2010	43.47	35.01	42.12
4/1/2010	6/30/2010	44.02	35.21	37.32
7/1/2010	9/30/2010	44.99	36.76	44.77
10/1/2010	12/31/2010	48.62	44.51	47.62

1/1/2011	3/31/2011	48.75	44.25	48.69
4/1/2011	6/30/2011	50.43	44.77	47.60
7/1/2011	8/26/2011	48.63	38.71	40.52

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about August 31, 2011, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus supplement dated January 28, 2011.  For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.

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